Exhibit (k)(10)

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

www.georgeson.com

September 5, 2025

ClearBridge Energy Midstream Opportunity Fund Inc.

c/o Franklin Templeton

One Madison Avenue, 17th Floor

New York, NY 10010

Re: Information Agent

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson LLC (“Georgeson”) by ClearBridge Energy Midstream Opportunity Fund Inc. (the “Fund”) to act as Information Agent in connection with the Fund’s proposed rights offering scheduled for September 2025 (the “Offering”). The term of this Agreement shall be the term of the Offering, including any extensions thereof.

(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (such services, collectively, the “Services”).

(b)

Fees. In consideration of Georgeson’s performance of the Services, the Fund shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I, together with the Expenses (as defined below). The Fund acknowledges and agrees that the Fees & Services Schedule shall be subject to adjustment if the Fund requests Georgeson to provide services with respect to additional matters or a revised scope of work.

(c)

Expenses. In addition to the fees and charges described in paragraphs (b) and (d) hereof, Georgeson shall charge the Fund, and the Fund shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

•	costs and expenses incidental to the Offering, including without limitation the mailing or delivery of Offering materials;

•

reasonable costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offering, including without limitation charges for bank threshold lists, data processing, market information, institutional advisory reports, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•

reasonable costs and expenses incurred by Georgeson at the Fund’s request or for the Fund’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

•

any other reasonable costs and expenses authorized by the Fund during the course of the Offering, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

ClearBridge Energy Midstream Opportunity Fund Inc.

September 5, 2025

The Fund shall pay all applicable taxes incurred in connection with the delivery of the Services or Expenses.

(d)

Custodial Charges. Georgeson agrees to check, itemize and pay on the Fund’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc., Mediant Communications Inc., or Say Technologies LLC (which will bill the Fund directly), for forwarding the Fund’s Offering material to beneficial owners. The Fund shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

(e)

Compliance with Applicable Laws. The Fund and Georgeson hereby represent to one another that each shall comply with all applicable laws relating to the Offering, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)	Indemnification; Limitation of Liability.

(i)

The Fund shall indemnify and hold harmless Georgeson, its affiliates and their respective stockholders, officers, directors, employees and agents from and against any and all losses, claims, damages, costs, charges, reasonable counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, except to the extent such Losses shall have been determined by the parties, themselves, a court of competent jurisdiction, arbitrator, mediator or other neutral objective third party trier of fact mutually agreed upon between the parties to be a result of Georgeson’s gross negligence, bad faith or willful misconduct.

(ii)

Georgeson shall indemnify and hold harmless the Fund, its affiliates and their respective officers, directors, employees and agents from and against any and all Losses arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, to the extent such Losses shall have been determined by the parties, themselves, a court of competent jurisdiction, arbitrator, mediator or other neutral objective third party trier of fact mutually agreed upon between the parties to be a result of Georgeson’ s gross negligence, bad faith or willful misconduct

(iii)

Notwithstanding anything herein to the contrary, but without limiting the Fund’s indemnification obligations set forth in clause (i) above, neither party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

(iv)

Any liability whatsoever of Georgeson, its affiliates or any of their respective stockholders, officers, directors, employees or agents hereunder or otherwise relating to or arising out of performance of the Services will be limited in the aggregate to the fees and charges paid hereunder by the Fund to Georgeson (but not including Expenses).

ClearBridge Energy Midstream Opportunity Fund Inc.

September 5, 2025

(v)	This paragraph (f) shall survive the termination of this Agreement.

(g)

Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens. The parties waive, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement.

(h)	Relationship. The Fund agrees and acknowledges that Georgeson shall be the primary information agent retained by the Fund in connection with the Offering.

(i)

Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Fund or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”); provided that Georgeson may disclose such Confidential Information as required by law and otherwise to its officers, directors, employees, agents or affiliates to the extent reasonably necessary to perform the Services hereunder. For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Fund; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Fund or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Fund or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson without access to the Confidential Information. The Fund agrees that all reports, documents and other work product provided to the Fund by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Fund and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(j)	Invoices. Invoices for amounts due hereunder shall be delivered to Fund at:

ADDRESS: ______________________________________________________________________________________

ATTENTION:
________________________________________________________________________________________________

(Contact Name, Email, Phone)

ClearBridge Energy Midstream Opportunity Fund Inc.

September 5, 2025

(k)

Force Majeure. Georgeson will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions; provided, that Georgeson shall use commercially reasonable efforts to resume performance as soon as practicable. If any such act occurs, Georgeson shall give prompt written notice to Fund, stating the nature of the act and any action being taken to avoid or minimize its effect.

(l)

Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Fund (by operation of law or otherwise).

[Remainder of page intentionally left blank. Signature page follows.]

ClearBridge Energy Midstream Opportunity Fund Inc.

September 5, 2025

If the above is acceptable, please execute and return the enclosed duplicate of this Agreement to Georgeson LLC, 51 West 52nd Street, 6th floor, New York, NY 10019, Attention: Christopher M. Hayden.

Sincerely,

GEORGESON LLC

By:	/s/ Christopher M. Hayden
Christopher M Hayden

Title:	Chief Operating Officer>US

Agreed to and accepted as of the date first set forth above:

ClearBridge Energy Midstream Opportunity Fund Inc.

By:

Title:

ClearBridge Energy Midstream Opportunity Fund Inc.

September 5, 2025

APPENDIX I

ClearBridge Energy Midstream Opportunity Fund Inc.

FEES & SERVICES SCHEDULE

BASE SERVICES	$8,500

• Advance review of Offering documents

• Strategic advice relating to the Offering

• Dissemination of Offering documents to bank and broker community

• Communication with bank and broker community during Offering period

NOTE: The foregoing fees are exclusive of Expenses and custodial charges as described in paragraphs (c) and (d) of this Agreement. In addition, the Fund will be charged a fee of $1,000 per extension if the Offering is extended for any reason.

Services	Flat Fee	Unit Fee
Call Center Set-up and Training Fee	$1,500.00
Calls per call per account contacted (Minimum charge $1,000)		$6.95
Inbound Calls - Per Minute		$3.50
Auto Phone Number Look-up per account sent for phone number append		$0.75
Manual Phone Number Look-up		$1.50
Manual Dialing		$1.50
Per extension or subsequent Offering period		$1,000.00

FEE PAYMENT INSTRUCTIONS

The Fund shall pay Georgeson as follows:

•	Upon execution of this Agreement, the Fund shall pay Georgeson $8,500, which amount is in consideration of Georgeson’s commitment to represent the Fund and is non-refundable;

•

If applicable, immediately prior to the commencement of the mailing, the Fund shall advance to Georgeson a portion of anticipated custodial charges; as described in paragraph (d) of this Agreement; and

•

Upon completion of the Offering, the Fund shall pay Georgeson the sum of (i) any variable fees as described above under “Additional Services” which have accrued over the course of the Offering, (ii) all unreimbursed custodial charges, as described in paragraph (d) of this Agreement, and (iii) all Expenses.

Georgeson will send the Fund an invoice for each of the foregoing payments, which invoices will include written transfer instructions.